EXHIBIT 99.1

CHARTERMAC REPORTS THIRD QUARTER FINANCIAL RESULTS

— 12.3% Increase in Year-to-Date Cash Available for Distribution per Share —

New York, NY – November 4, 2004 – CharterMac (the “Company”) (AMEX: CHC) today announced financial results for the third quarter ended September 30, 2004.

“For the first nine months of 2004, CharterMac has continued to execute its business according to plan, which has resulted in a 12.3% increase in our cash available for distribution (“CAD”) per share,” commented Stuart J. Boesky, Chief Executive Officer of CharterMac. “We continue to find ways to diversify our revenue streams and build upon our fully integrated real estate platform.”

Financial Highlights

CharterMac reported total revenues of approximately $60.6 million for the three months ended September 30, 2004. Adjusted to exclude the impact of consolidated Variable Interest Entities (“VIEs”), as discussed below, total revenues were approximately $66.2 million, which represents an increase of approximately 84.7% as compared to revenues of approximately $35.8 million for the three months ended September 30, 2003.

For the three months ended September 30, 2004, CharterMac earned net income available to shareholders of approximately $12.3 million, representing a decrease of approximately 14.3% as compared to approximately $14.3 million for the three months ended September 30, 2003. On a per share basis (basic and diluted), net income available to shareholders was approximately $0.21 for the three months ended September 30, 2004, representing a decrease of approximately 32.3% as compared to approximately $0.31 for the three months ended September 30, 2003.

For the three and nine months ended September 30, 2004, CharterMac’s CAD applicable to shareholders, a performance measure, was approximately $27.6 million and $74.4 million, respectively, representing increases of approximately 27.3% and 34.2% as compared to approximately $21.7 million and $55.5 million for the three and nine months ended September 30, 2003, respectively. On a diluted per share basis, CAD applicable to shareholders was $0.48 and $1.37 for the three and nine months ended September 30, 2004, respectively, representing increases of approximately 2.1% and 12.3% as compared to CAD applicable to shareholders of $0.47 and $1.22 for the three and nine months ended September 30, 2003, respectively.

The year-to-date per share dividend distributions to common shareholders of $1.16 represent a payout ratio of 84.7% of CAD for the nine months ended September 30, 2004. CharterMac’s present quarterly dividend on an annualized basis is $1.64 per share, which represents a 6.9% yield based upon the $23.64 per share closing price on November 3, 2004. Assuming the Company’s income during the year is approximately 90% exempt from federal income tax and a shareholder is in a 35% tax bracket, the taxable equivalent yield would be approximately 10.3%.

As previously reported, CharterMac adopted FASB Interpretation 46R, effective March 31, 2004. As such, earnings results for the third quarter of 2004 include the results of VIEs consolidated pursuant to the accounting change. As CharterMac has no equity interest in these VIEs, the net losses generated by the VIEs were allocated to their investors. The consolidation, therefore, has no impact on net income, although certain CharterMac revenues are eliminated in consolidation and revenues and expenses of the VIEs are reflected in the income statement. The reported revenue and expense totals may not be comparable to those of 2003 since the VIEs are only included in the income statement beginning April 1, 2004. In addition, CharterMac’s financial results for the third quarter of 2003 do not include the results of Related Capital Company’s (“RCC’s”) performance, as CharterMac acquired RCC in November of 2003.

Portfolio Investing

During the three months ended September 30, 2004, CharterMac acquired or issued forward commitments for revenue bonds totaling approximately $89.4 million in par value, bringing the total of the Company’s nine-month acquisitions and forward commitments to $286.8 million, which is an increase of approximately 2.7% as compared to the same period in 2003. The Company’s revenue bond financings for the three months ended September 30, 2004, were secured by affordable multifamily housing properties aggregating over 1,700 units.

As of September 30, 2004, CharterMac had ownership interests in taxable and tax-exempt first mortgage revenue bonds and tax-exempt subordinate revenue bonds with a fair value of approximately $2.0 billion, secured by mortgages on approximately 44,500 multifamily housing units in 25 states and the District of Columbia. The tax-exempt first mortgage revenue bonds have a weighted average fixed interest rate of approximately 6.8%, a weighted average maturity of approximately 35 years, and a weighted average pre-payment lockout of approximately 13 years.

Fund Management

For the three months ended September 30, 2004, RCC raised tax credit equity of approximately $355.6 million, representing an increase of approximately 16.7% over the total tax credit equity raised by RCC in the third quarter of 2003 and bringing RCC’s total tax credit equity raised for the first nine months of 2004 to approximately $754.5 million, which is an increase of approximately 35.2% over the same period last year. In addition, during the third quarter, RCC made equity investments in tax credit properties totaling $193.7 million, which is an increase of approximately 7.3% over the total equity investments in tax credit properties made by RCC during the third quarter of 2003. RCC’s third quarter equity investments in tax credit properties bring its total nine-month investment activity to $515.3 million, which is an increase of approximately 33.6% as compared to the same period in 2003. RCC became CharterMac’s subsidiary in November of 2003 and was therefore not a subsidiary of the Company during the first three quarters of 2003.

During the third quarter, CharterMac closed its third guaranteed transaction of the year through its wholly-owned subsidiary, CharterMac Corporation. This $69.4 million transaction, which was designed to generate both federal and Georgia State low-income housing tax credits (“LIHTCs”) and other tax benefits through the development and ownership of nine multifamily properties, represented a distinctive structure for the Company in its combination of both federal and state credits.

Also during the third quarter, RCC closed its second multi-investor corporate tax credit fund of the year. The $250.0 million tax credit fund, Related Corporate Partners XXVII, L.P., is comprised of LIHTC equity investments in more than 30 properties in 18 states across the country and was sold to seven institutional investors.

Mortgage Banking

CharterMac’s mortgage banking subsidiary, PW Funding Inc. (“PWF”), originated approximately $113.2 million of loans during the three months ended September 30, 2004, representing an increase of approximately 4.9% over its origination volume during the three months ended September 30, 2003. PWF’s third quarter origination activity brings its total nine-month origination volume to $664.3 million, which is an increase of approximately 62.9% over the same period in 2003 and which exceeds the Company’s total mortgage banking origination activity during 2003. As of September 30, 2004, PWF serviced a loan portfolio of approximately $4.2 billion.

Management Conference Call

Management will conduct a conference call today at 11:00 a.m. Eastern Time to review the Company’s third quarter financial results for the period ended September 30, 2004. Callers will be invited to ask questions. Investors, brokers, analysts, and shareholders wishing to participate should call (800) 289-0507. For interested individuals unable to join the conference call, a replay of the call will be available through Monday, November 8, 2004, at (888) 203-1112 (Passcode 921550) or on our website, www.chartermac.com, through Thursday, November 18, 2004.

Supplemental Financial Information

For more detailed financial information, please access the Supplemental Financial Package, which will be available in the Investor Relations section of the CharterMac website at www.chartermac.com.

About the Company

CharterMac, through its subsidiaries, is one of the nation’s leading full-service real estate finance companies, with a strong core focus on multifamily financing. CharterMac offers capital solutions to developers and owners of multifamily rental housing throughout the country and quality investment products to institutional and retail investors. For more information, please visit CharterMac’s website at www.chartermac.com or contact the Shareholder Services Department directly at (800) 831-4826.

CHARTERMAC AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	September 30, 2004	December 31, 2003
	(Unaudited)
Revenue bonds - at fair value	$2,024,157	$1,871,009

Net addition to assets from consolidation of VIEs	$2,662,799	$—

Total assets	$5,513,071	$2,581,014

Liabilities:
Financing arrangements	$973,663	$900,008

Preferred shares of subsidiary (subject to mandatory repurchase)	$273,500	$273,500

Notes payable	$176,737	$153,350

Liabilities of consolidated VIEs	$1,225,523	$—

Total liabilities	$2,809,413	$1,471,158

Minority interests in subsidiaries	$271,640	$292,199

Preferred shares of subsidiary (not subject to mandatory repurchase)	$104,000	$—

Partners’ interests in consolidated VIEs	$1,419,462	$—

Total shareholders’ equity	$908,556	$817,657

	Three Months Ended September 30, (Unaudited)
	2004			2003
	As Reported	Adjustments(1)	As Adjusted(1)
Total revenues	$60,646	$5,560	$66,206	$35,848

Interest expense	(13,025)	—	(13,025)	(10,652)
Depreciation and amortization	(7,864)	—	(7,864)	(2,242)
General and administrative	(26,249)	—	(26,249)	(7,673)
Loss on impairment of revenue bonds	(610)	—	(610)	(1,758)
Expenses and equity losses of consolidated VIEs	(64,614)	64,614	—	—
Equity in earnings of investments	611	—	611	555
Gain on sale of loans and repayment of revenue bonds	566	—	566	1,001

Income (loss) before allocation of (income) loss to preferred shareholders of subsidiary, special common units of subsidiary (“SCUs”), partners of consolidated entities, and minority interests	(50,539)	70,174	19,635	15,079

(Income) loss allocated to preferred shareholders, SCUs, and minority interests	(7,895)	—	(7,895)	147

Loss allocated to partners of consolidated VIEs	70,174	(70,174)	—	—

Income before income taxes	11,740	—	11,740	15,226

Income tax benefit	534	—	534	689

Net income	12,274	—	12,274	15,915
Income allocated to Manager	—	—	—	1,585

Net income available to shareholders	$12,274	$—	$12,274	$14,330

Net income per share (basic and diluted)	$0.21	$—	$0.21	$0.31

Weighted average shares outstanding:
Basic	57,708	—	57,708	46,331

Diluted	58,112	—	58,112	46,366

Reconciliation of Net Income to Cash Available for Distribution (“CAD”) (2)

(In thousands)

	Three Months Ended September 30,
	2004	2003
Net income available to shareholders	$12,274	$14,330
Revenues – amortization	744	702
Fees deferred for GAAP	9,837	4,296
Straight line yield	(820)	(287)
Depreciation and amortization expense	7,864	2,242
Gain on sale of loans	(316)	(1,510)
Loss on impairment of revenue bonds	610	1,758
Tax adjustment	(2,326)	(1,327)
Compensation cost – stock-based compensation	2,727	—
Difference between SCU distributions and income allocated to SCU holders	(2,156)	—
Other, net	(790)	1,508

CAD to Common and CRA Shareholders	$27,648	$21,712

(1)	As previously reported, CharterMac adopted FASB Interpretation 46R, effective March 31, 2004. As such, earnings results for the third quarter of 2004 include the results of Variable Interest Entities (“VIEs”) consolidated pursuant to the accounting change. As CharterMac has no equity interest in these VIEs, the net losses generated by the VIEs were allocated to their investors. The consolidation, therefore, has no impact on net income, although certain CharterMac revenues are eliminated in consolidation and revenues and expenses of the VIEs are reflected in the income statement. The reported revenue and expense totals may not be comparable to those of 2003 since the VIEs are only included in the income statement beginning April 1, 2004. The adjusted figures presented are not in accordance with generally accepted accounting principles (“GAAP”) but are presented for the purpose of comparability.
(2)	CharterMac believes that Cash Available for Distribution (“CAD”) is helpful to investors in measuring the performance of our Company. CAD represents net income (computed in accordance with GAAP), adjusted for:

•	Cash fees and other revenues received but deferred in accordance with GAAP. Fees recognized for CAD but deferred for GAAP purposes are generally earned over a period of time in connection with certain of our product lines, such as fund sponsorship, credit enhancement, and yield guarantees.

•	The effect of straight line revenue recognition of interest income on revenue bonds with fixed changes in interest rates.

•	Depreciation and amortization.

•	Gains and losses or sales of loans or repayment of revenue bonds.

•	Impairment losses.

•	The portion of tax benefit or provision that is not expected to be realized in cash.

•	Non-cash compensation expenses.

•	The difference between earnings allocated to SCUs in accordance with GAAP and distributions to SCU holders.

There is no generally accepted methodology for computing CAD, and the Company’s computation of CAD may not be comparable to CAD reported by other companies. CAD does not represent net cash provided by operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance, as an alternative to net cash provided from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indication of our ability to make cash distributions.

Certain statements in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac’s Annual Report on Form 10-K for the period ended December 31, 2003, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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